CERTIFICATE
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           WESTSIDE ENERGY CORPORATION

         Pursuant to and in accordance with the provisions of Nevada Revised Statutes ("NRS") Section 78.403, the undersigned does hereby declare and certify that:

         a. He is the duly elected and acting President of Westside Energy Corporation, a corporation duly organized and existing under the laws of the State of Nevada (the "Corporation");

         b. He has been authorized and directed to execute these restated articles of incorporation of the Corporation by resolution of the board of directors of the Corporation adopted on May 3, 2004;

         c. Stockholders holding approximately 89.8% of the outstanding shares of Common Stock have approved and authorized these restated articles of incorporation of the Corporation by written consent executed on May 4, 2004; and

         d. This certificate correctly sets forth the text of the Corporation's articles of incorporation as amended to the date hereof, and the restated articles of incorporation of the Corporation are as follows:

         1. NAME OF CORPORATION: The name of the Corporation is Westside Energy Corporation

         2. RESIDENT AGENT: Its registered office in the State of Nevada is located at 502 East John Street, Carson City, Nevada 89706. The name of its registered agent at that address is CSC Services of Nevada, Inc.

         3. SHARES: The Corporation's authorized capital consists of fifty million (50,000,000) shares of common stock having a par value of $.01 per share ("Common Stock") and ten million (10,000,000) shares of preferred stock having a par value of $.01 per share ("Preferred Stock").

         Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

          4. GOVERNING BOARD: The Governing Board shall be styled as Directors. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same may be amended and supplemented hereafter.

         5. PURPOSE: The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are to engage in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

         6. EXISTENCE: The Corporation is to have perpetual existence.

         7. PREEMPTIVE RIGHTS AND CUMULATIVE VOTING: Shareholders of the Corporation shall not have preemptive rights or cumulative voting rights.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate of Restatement of the Articles of Incorporation of Westside Energy Corporation to be executed in his above referenced capacities as of the 7th day of June, 2004.


                                   /s/ Jimmy D. Wright
                                   Jimmy D. Wright, President